AGREEMENT AND RELEASE

          This AGREEMENT AND RELEASE (this "Agreement") is made this ____ day of November, 1996 between JONATHAN J. ROSEN, PH.D., an individual residing at 1407 Tree Ridge Parkway, Alpharetta, Georgia 30202 ("Employee"), and NOVOSTE CORPORATION, a Florida corporation with offices at 4350-C International Boulevard, Norcross, Georgia 30093 ("Novoste").

          WHEREAS, the parties desire to set forth their agreement regarding the resignation of Employee as an employee and officer of Novoste and certain related matters;

          NOW, THEREFORE, the parties hereby agree as follows:

1.   Employment.

          Novoste will continue to employ Employee as its Vice President, Product Development, and Employee will continue to work for Novoste in such capacity, through February 28, 1997. Through such date, Novoste will continue to pay Employee his current semimonthly salary of $5416.67 and provide Employee with such medical insurance, life insurance, disability insurance and similar benefits as Employee currently receives. Effective as of such date, Employee hereby voluntarily resigns as an employee and Vice President, Product Development of (and from any other position or office he may hold in) Novoste.

          Novoste and Employee each acknowledge and agree that Employee shall be entitled to receive any bonus earned by Employee through December 31, 1996 (but no bonus with respect to any period thereafter) under the terms of the 1996 Incentive Plan of Novoste (i.e., a bonus equal to 10% of the 1996 Milestone Pools aggregating $170,000 which are actually distributed to management under such Plan, or a maximum bonus of $17,000). Novoste agrees to promptly cause a change in the beneficiary of the life insurance policy currently maintained by Novoste with respect to Employee from Novoste to Nancy A. Rosen. Novoste further agrees to continue to pay the premiums of such policy through the end of its current term (i.e., January 12, 1997), at which time Novoste agrees to cooperate in the assignment to Employee of such policy (provided that such assignment is allowed by the insurer named in such policy).

2.   Computer Equipment.

          Novoste hereby transfers to Employee all of Novoste's right, title and interest in and to the computer equipment currently used by Employee which is described on Exhibit A hereto.

3.   Consultancy.

          a. Novoste agrees to engage Employee as a consultant for a sixteen-month period commencing March 1, 1997 and ending June 30, 1998. During such sixteen-month period, Employee shall provide such consulting services to Novoste at mutually convenient times, whether in person, by telephone, written or electronic communication or otherwise, as Novoste shall reasonably request from time to time. Such consulting services shall include, but not be limited to, (i) services relating to regulatory matters such as assisting Novoste with submissions to the FDA or other regulatory authorities and responses to comments or inquiries from such regulatory authorities and (ii) computer-related services such as graphic design, video development and animation.

          b. Novoste shall pay to Employee the following amounts as consulting fees on the successive dates indicated below (or next business day should any of such dates not fall on a business day for Novoste):

               $50,000     On the eighth day following
                             execution and delivery hereof
               $30,000     On the eighth day following
                             execution and delivery of the
                             2/28/97 Extension of Release
               $10,000     On March 31, 1997
               $30,000     On June 30, 1997
               $30,000     On September 30, 1997
               $30,000     On the eighth day following
                             execution and delivery of the
                             6/30/98 Extension of Release

4.   "Lock-Up".

          Employee agrees that he will not, directly or indirectly, sell, offer for sale, sell short, contract to sell, pledge, grant any option to purchase, or otherwise dispose of any shares of common stock of Novoste (including, without limitation, any such shares issued or issuable upon the exercise of stock options) from the date of this Agreement through June 30, 1998 other than up to an aggregate of 50,000 such shares during the three-month period from March 1, 1997 through May 31, 1997 and thereafter only up to an aggregate of 20,000 such shares in any given calendar month during the period from June 1, 1997 through June 30, 1998. Without limiting any obligations of Employee under this Agreement or applicable law, the Company represents to Employee that the shares of its common stock issuable upon exercise of Employee's stock options described in Section 5b are covered by a Form S-8 Registration Statement filed with the SEC.

5.   Release.

          a. For purposes of this Agreement, an "Affiliate" of Novoste shall mean any person, corporation, partnership, firm, association, trust or other entity, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with Novoste or any such person.

          b. In consideration of the transfer of computer equipment to Employee under Section 2 hereof and other good and valuable consideration, Employee, for and on behalf of himself, his heirs, distributees, executors, administrators, legal representatives and assigns hereby WAIVES, RELEASES AND FOREVER DISCHARGES AND ACQUITS Novoste and each of its Affiliates and the officers, directors, shareholders, partners, employees, agents, attorneys and representatives of each of Novoste and each of its Affiliates, past, present and future, and the heirs, distributees, executors, administrators, legal representatives, successors and assigns of each of the foregoing (Novoste and all of such persons and entities being collectively referred to as the "Releasees") from any and all actions, causes of action, suits, debts, demands and claims (including, without limitation, amounts for attorneys' fees and expenses), known or unknown, asserted or unasserted, which Employee ever had, now has or hereafter can, shall or may have against any of the Releasees arising at any time directly or indirectly out of, or in any way connected with Employee's employment with Novoste and/or any other association, relationship or dealing with any of the Releasees from the beginning of such employment (or, if earlier, such other association, relationship or dealing) to the date of this Agreement, including, but not limited to:

               (1) claims arising out of federal, foreign, state or local employment discrimination laws, regulations or ordinances, such as for sex, age, race, color, national origin, marital status, sexual orientation or preference, disability, religion, handicap or status as a Vietnam or special disabled veteran, including without limitation, the Federal Age Discrimination in Employment Act, as amended ("ADEA") (subject to the right of revocation set forth in Section 7b), the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993 and the Georgia Fair

Employment Practices Act, in each case to the extent applicable to Novoste and Employee;

               (2) claims for wrongful or abusive discharge arising at law or in equity;

               (3) claims for implied or express contracts, personal injury or tort claims or claims arising under public policy;

               (4) claims for workers compensation, claims for continued pay, accrued vacation pay or any other claim for wages, compensation, fringe benefits or reinstatement to employment, including but not limited to claims for bonuses or deferred or incentive compensation;

               (5) claims relating to any capital stock or other securities issued by Novoste;

               (6) any other claim, of any kind, nature or description whatsoever, at law or in equity, which Employee or his heirs, distributees, executors, administrators, legal representatives, successors or assigns had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever;

provided, however, that nothing in this Section 5 shall be construed as discharging any obligations of Novoste expressly provided for under this Agreement or (with respect to the stock options currently held by Employee to purchase an aggregate of 139,875 shares of common stock of Novoste at $.25 per share and 7,500 such shares at $3.20 per share) the Amended and Restated Stock Option Plan of Novoste (the "Stock Option Plan").

6.   Extensions of Release; Non-Competition Agreement; Breaches.

          a. In consideration of the payments to be paid to Employee under
Section 3 and other good and valuable consideration, Employee agrees to execute and deliver to Novoste, (i) within seven days after February 28, 1997 and June 30, 1998, a notarized version of the form of Extension of Release attached hereto as Exhibit B (dated as of February 28, 1997 or June 30, 1998, as the case may be) and (ii) simultaneously with the execution hereof, a non-competition and confidentiality agreement in the form attached hereto as Exhibit C (the "Non-Competition Agreement").

          b. Without limiting any other rights or remedies of Novoste under this Agreement or the Surviving Agreements (including without limitation the right to seek damages in arbitration pursuant to Section 10a hereof and equitable relief under the Non-Competition Agreement), in the event of any breach by Employee of this Agreement or any of the Surviving Agreements (as defined in Section 7f), Novoste shall not be entitled to refrain from making any payments to Employee hereunder (other than the $30,000 consulting fee due on the eighth day following execution and delivery of the 6/30/98 Extension of Release) unless and until such breach shall have been determined to have occurred by an arbitrator pursuant to Section 10a hereof or, if applicable, a court of competent jurisdiction.

7.   Certain Acknowledgements.

          Employee acknowledges and agrees that:

          a. Employee shall have no authority and shall take no action to bind or to incur any expense for or on behalf of, or to act in any other manner for or on behalf of, Novoste during the sixteen-month consulting period set forth in
Section 3 hereof, without the prior written approval of the President or Chief Financial Officer of Novoste.

          b. subject to the provisions set forth in the next two sentences, this Agreement constitutes a knowing and voluntary waiver of all rights or claims he may have against Novoste under ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. For a period of seven (7) days following his execution of this Agreement, Employee may revoke this Agreement by written notice to such effect to Novoste. In the event of such revocation, this Agreement shall be null and void ab initio as to all parties. Accordingly, this Agreement shall not become enforceable until the expiration of such seven-day period occurs without any such revocation by Employee.

          c. Novoste must offer Employee an opportunity to consider the provisions of this Agreement for up to twenty-one (21) days. Employee acknowledges and agrees that he has had ample time in which to consider, and review with an attorney of his choosing, this Agreement prior to its execution by him.

          d. the Stock Option Plan provides that Employee must exercise options granted to him thereunder prior to the last day of his employment (i.e., February 28, 1997) in order to avoid forfeiture of such options. Employee has been advised to consult with his tax advisor concerning the tax treatment of any exercise of such options, and any sale or other transfer of shares of common stock issued upon any such exercise, and agrees to notify promptly the Chief Financial Officer of Novoste regarding any sale or other transfer by Employee of any shares issued upon any such exercise which occurs within one year from the date of such exercise.

          e. any payments, benefits or other consideration provided by Novoste to Employee under the terms of this Agreement do not constitute an admission by Novoste that it has, had, or has violated any legal or other obligation to Employee or has violated any law respecting Employee's employment. Employee further understands and agrees that all payments made hereunder are subject to any and all applicable withholding for income taxes, FICA and other such deductions.

          f. nothing in this Agreement shall limit Employee's obligations under any of the lock-up agreement dated March 25, 1996 executed by Employee in favor of Novoste and the underwriters of its initial public offering, the Stock Option Plan, the Non- Competition Agreement or the conflict of interest or business conduct agreements dated June 2, 1992 (all of the foregoing being collectively referred to as the "Surviving Agreements"). Employee acknowledges and agrees that he is bound by the terms and conditions of each of the Surviving Agreements and that each shall remain in full force and effect until terminated in accordance with its terms.

8.   No Disparagement; Letter of Reference.

          Employee agrees not to make any disparaging or derogatory comments to any person or entity, whether in writing or orally, about Novoste, any aspect of its business, or its officers, directors, employees, or agents and Novoste agrees not to make any disparaging or derogatory comments to any person or entity, whether in writing or orally, about Employee or any aspect of his performance. The parties acknowledge that it is their intention to prepare a mutually satisfactory letter of reference relating to Employee for use in providing information to persons or entities seeking to employ or engage Employee.

9.   Notices.

          All notices under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth at the beginning of this Agreement for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof. Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (i) delivery to the address provided for herein and (ii) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the intended recipient is to be sent hereunder.

10.  Arbitration; Governing Law; Severability

          a. In the event of any dispute between the parties hereunder or otherwise arising out of or relating to this Agreement or the Surviving Agreements (other than the Non-Competition Agreement), the parties hereto covenant and agree that such dispute will be resolved only by arbitration, conducted in Atlanta, Georgia by the American Arbitration Association ("AAA"), pursuant to its Employment Dispute Resolution Rules, as the same may be amended from time to time. Each party hereto agrees to participate therein diligently and in good faith. The determination made in any such arbitration shall be binding on the parties hereto and may be entered for judgment in any court of competent jurisdiction. The arbitrator shall award to the prevailing party, if any (as determined by the arbitrator), all of such party's Costs and Fees (as defined in the next sentence); provided, however, that unless and until the arbitrator shall make such award, Novoste and Employee shall share equally the fees and expenses of the arbitrator and administrative fees of the arbitration and shall bear its own other Costs and Fees itself. As used in this Section, the term "Costs and Fees" shall refer to all reasonable pre-award expenses of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.

          b. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia.

          c. If any provision of this Agreement shall be determined by an arbitrator pursuant to Section 10a or a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render this Agreement valid and enforceable to the fullest extent permitted under applicable law.

11.  Complete Agreement; Modification

          Without limiting Section 7f, this Agreement constitutes the complete understanding between Employee and Novoste with respect to the subject matter hereof and supersedes any and all prior agreements between them with respect thereto. This Agreement may not be modified unless such modification is set forth in a writing signed by the party against whom or which enforcement of such modification is sought.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                       NOVOSTE CORPORATION


__________________________             By:______________________________
JONATHAN J. ROSEN                         Thomas D. Weldon
                                          President


STATE OF GEORGIA    )
                    ) ss.:
COUNTY OF GWINNETT  )


          On this _____ day of November, 1996, before me personally came Jonathan J. Rosen, to me known to be the individual described in and who executed the foregoing instrument and he did duly acknowledge to me that he executed same.


_______________________________________
            Notary Public

My commission expires:_________________



STATE OF GEORGIA    )
                    ) ss.:
COUNTY OF GWINNETT  )


          On the _____ day of November, 1996, before me personally came Thomas
D. Weldon, to me known, who, being by me duly sworn, did depose and say that he is the President of Novoste Corporation, the corporation described in and which executed the foregoing instrument, and that he signed his name thereto on behalf of said corporation.



_______________________________________
            Notary Public

My commission expires:  _________________

                                                                       EXHIBIT A


                        DESCRIPTION OF COMPUTER EQUIPMENT


See attached list of computer equipment.

                                                                       EXHIBIT B


                              EXTENSION OF RELEASE


                   [Insert February 28, 1997 or June 30, 1998]

Novoste Corporation
4350-C International Blvd.
Norcross, Georgia  30093

Ladies and Gentlemen:

          Reference is made to the Agreement and Release, dated November ___, 1996, between Novoste Corporation and the undersigned. The phrase originally reading "the date of this Agreement" in Section 5b of such Agreement and Release is hereby amended to read "[Insert February 28, 1997 or June 30, 1998]" (without modifying any other provision of such agreement).

                                       Sincerely,



                                       Jonathan J. Rosen, Ph.D.


STATE OF GEORGIA    )
                    ) ss.:
COUNTY OF GWINNETT  )

          On this ____ day of ___________, 199_, before me personally came Jonathan J. Rosen, to me known to be the individual described in and who executed the foregoing instrument and he did duly acknowledge to me that he executed same.


_______________________________________
            Notary Public

My commission expires:  ________________

                                                                       EXHIBIT C


                           NON-COMPETITION AGREEMENT


See attached form of non-competition agreement.